EXHIBIT 99.1

NEWS RELEASE

Entegris, Inc.
Corporate Headquarters
3500 Lyman Boulevard
Chaska Minnesota 55318 USA
Tel. 952-556-3131

FOR IMMEDIATE RELEASE	Bill Paterson
Public Relations Manager
Tel. 952-556-4155
bill_paterson@entegris.com

Heide Erickson
Director Investor Relations
Tel. 952-556-8051
heide_erickson@entegris.com

Entegris Reports 2005 Third-Quarter Results

Unit-driven Demand Continues to be Strong Across Multiple Markets

CHASKA, Minn., June 16, 2005 – Entegris, Inc. (Nasdaq: ENTG), the leader in materials integrity management, today reported results for its fiscal 2005 third quarter ended May 28, 2005. For the third quarter, sales totaled $87.1 million, up sequentially from second-quarter sales of $85.1 million. The company reported net income of $7.1 million, or 9 cents per diluted share, compared to $4.5 million, or 6 cents per diluted share, for the fiscal 2005 second quarter. Third-quarter earnings per diluted share surpassed Entegris’ guidance of 7 cents to 8 cents per share. For the year-ago third quarter, sales totaled $98.6 million, with net income of $9.2 million, or 12 cents per diluted share.

Operating margin for the fiscal 2005 third quarter was 8.0 percent, up from 7.0 percent for the fiscal 2005 second quarter, and was driven by increased sales and lower selling, general and administrative expenses.

Entegris generated about $20 million in cash from operations during the 2005 third quarter and now has $164 million in cash and short-term investments on hand.

As previously disclosed, during the fiscal 2005 third quarter Entegris received a distribution payment related to the company’s ownership of 1.1 million shares of Nortem N.V. (formerly Metron Technology N.V.), which was acquired by Applied Materials. The related gain was $1.8 million pre-tax, or $1.1 million after-tax.

“We exceeded our guidance for the third quarter,” said Jim Dauwalter, Entegris’ chief executive officer. “We accomplished this while continuing to balance our administrative infrastructure, as well as strengthening our leadership position. Our broad product offering of materials integrity management solutions across multiple markets, combined with our primarily unit-driven product sales are key factors in moderating fluctuations in demand.”

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The materials integrity management company

ENTEGRIS REPORTS 2005 THIRD-QUARTER RESULTS	Page 2 of 3

Sales by Market

Sales in Data Storage increased from the 2005 second quarter by about 36 percent, fueled by broad-based unit demand for disk media. Semiconductor market sales remained stable from the 2005 second to third quarter. Unit-driven sales for wafer shippers within the semiconductor market increased by about 10 percent, but were offset by declines in capital-spending-driven solutions. Demand for capital-spending-driven 300 mm wafer carrier products was strong, while wafer carrier sales to smaller wafer size fabs declined. In addition, demand for capital-spending-driven Fluid Handling solutions to OEM customers declined related to lower demand for semiconductor capital equipment. Sales to the Life Sciences and Fuel Cell markets increased from 2005 second-quarter results, while Services sales declined, primarily due to timing of customer acceptance of cleaning equipment.

Outlook

Continued Dauwalter, “The semiconductor market is emerging from a mild slowdown. Our unit-driven business remains solid, primarily related to overall fab utilization, while the capital equipment market is volatile and is still recovering from the industry slowdown. However, underlying industry fundamentals look promising. Demand for our Data Storage products remains strong, but we anticipate sales in our fourth quarter to decline slightly from third quarter levels during the historically weaker summer months. In our new markets of Services, Life Sciences and Fuel Cell, we anticipate sales to be flat to up sequentially.”

For the fourth quarter of 2005, the company expects total sales to be flat sequentially with the third quarter, and earnings per share of 4 cents to 5 cents. This estimate includes about $3.0 million in pre-tax expenses, or about $1.9 million after-tax, related to the company’s previously announced realignment plans. Entegris announced in a press release on May 3, 2005 that it is realigning production and administrative activities, to increase manufacturing efficiencies and asset utilization, while maintaining production capacity. Also included is a $1.1 million pre-tax gain, or $664 thousand after tax, related to the final cash distribution received by Entegris during the 2005 fourth quarter, in connection with Applied Materials’ Metron acquisition.

On March 21, 2005, Entegris announced a definitive agreement to combine with Mykrolis in a merger of equals transaction. The company has received early termination of the waiting period under the Hart-Scott-Rodino Act and is working through the process to have its S-4 Registration Statement declared effective by the SEC. The company anticipates finalizing the merger during the 2005 third calendar quarter.

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The materials integrity management company

ENTEGRIS REPORTS 2005 THIRD-QUARTER RESULTS	Page 3 of 3

Balance Sheet/Cash Flow Statement

Cash, cash equivalents and short-term investments at the end of the fiscal 2005 third quarter increased by $14 million from the second quarter to $164 million, and the company generated approximately $20 million in cash from operations. Depreciation and amortization expense was approximately $5.9 million for the fiscal 2005 third quarter; capital expenditures for the same period totaled $6.8 million.

Third-Quarter Results Conference Call Details

Investors have the opportunity to listen to Entegris’ third-quarter conference call today at 8:30 a.m. ET over the Internet at www.entegris.com or by dialing (877) 502-9272, conference code 4573442. For those who cannot listen to the live event, a replay will be available shortly after the call on the Entegris Web site or by dialing (888) 203-1112, conference code 4573442.

FORWARD-LOOKING STATEMENTS

Certain information in this news release does not relate to historical financial information and may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including sales, earnings and expense expectations for the fourth quarter of fiscal 2005 and the expected closing of the merger with Mykrolis. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected.

Among these risks and uncertainties are general economic conditions, the cyclical nature of the semiconductor industry, the risks associated with the acceptance of new products and services, fluctuations in raw material pricing, the ability to expand into new markets while improving financial performance, and the ability of operations to respond to rapidly changing demand. The ability to close the merger in the 2005 third calendar quarter is subject to the timing of the SEC review process and the satisfaction of other closing conditions, including the affirmative vote of the parties’ stockholders. Other factors that could cause the company’s results to differ materially from those contained in its forward-looking statements are included in the Form 10K filed in November 2004 and other documents filed by the company with the Securities and Exchange Commission.

ABOUT ENTEGRIS

Entegris products and services protect and transport the critical materials enabling the world’s leading technologies. As a leading materials integrity management company, Entegris provides products and services used in key technology industries including the semiconductor, data storage, chemical processing, biopharmaceutical, medical device and fuel cell. Entegris is ISO 9001 certified and has manufacturing or service facilities in the United States, France, Germany, Japan, Malaysia and Singapore. The company’s advanced research laboratories are located in Minnesota and Colorado, USA. Directly and through distributors, Entegris provides customer support on six continents. Additional information can be found at: http://www.entegris.com

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The materials integrity management company

ENTEGRIS, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(Amounts in thousands, except per share amounts)

	Three months ended		Nine months ended
	May 28, 2005	May 29, 2004	May 28, 2005	May 29, 2004
Net sales	$87,075	$98,624	$262,753	$247,270
Cost of sales	51,837	54,324	155,721	140,809

Gross profit	35,238	44,300	107,032	106,461
Selling, general and administrative expenses	23,312	25,525	72,289	69,914
Engineering, research and development expenses	4,948	5,343	14,037	14,767

Operating income	6,978	13,432	20,706	21,780
Interest income, net	(800)	(12)	(1,436)	(118)
Other income, net	(1,877)	(38)	(1,511)	(1,251)

Income before income taxes and other items below	9,655	13,482	23,653	23,149
Income tax expense	2,473	4,285	6,172	7,296
Equity in net loss of affiliates	73	22	158	18

Net income	$7,109	$9,175	$17,323	$15,835

Earnings per common share:
Basic:	$0.10	$0.13	$0.24	$0.22
Diluted:	$0.09	$0.12	$0.23	$0.21

Weighted shares outstanding:
Basic	73,505	73,102	73,371	72,841
Diluted	75,554	76,324	75,350	76,273

The materials integrity management company

ENTEGRIS, INC.

CONSOLIDATED BALANCE SHEETS

(Amounts in thousands)

	May 28, 2005	August 28, 2004
ASSETS
Cash, cash equivalents and short-term investments	$163,587	$133,180
Accounts receivable	65,567	74,525
Inventories	44,259	45,186
Deferred tax assets	9,619	8,178
Other current assets	3,158	3,546

Total current assets	286,190	264,615

Property, plant and equipment	96,310	97,634

Investments	2,467	7,146
Intangible assets	93,082	95,040
Other assets	3,947	2,611

Total assets	$481,996	$467,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current maturities of long-term debt	$1,905	$1,492
Short-term debt	—	6,477
Accounts payable	16,815	15,768
Accrued liabilities	33,470	35,578
Income tax payable	5,627	5,604

Total current liabilities	57,817	64,919

Long-term debt, less current maturities	22,719	18,898
Deferred tax liabilities	11,070	11,044
Shareholders’ equity	390,390	372,185

Total liabilities and shareholders’ equity	$481,996	$467,046

The materials integrity management company